Exhibit 99.1

[TIAA-CREF Letterhead]

TIAA-CREF Names Brandon Becker Executive Vice President
and Chief Legal Officer

NEW YORK, February 17, 2009 – TIAA-CREF today announced the appointment of Brandon Becker as Executive Vice President and Chief Legal Officer. Mr. Becker will lead the company’s legal and compliance, government relations and internal audit functions. He joins TIAA-CREF from the law firm of WilmerHale, where he was a Partner in the firm’s securities department and Chair of the firm’s Broker-Dealer Compliance and Regulation Practice Group. There he specialized in a range of regulatory, financial and corporate matters on behalf of companies, banks, broker-dealers, trade associations, and other organizations.

Jonathan Feigelson, who was Senior Vice President and TIAA-CREF’s Acting General Counsel, has been promoted to General Counsel and will report to Mr. Becker.

“Brandon’s knowledge and experience in securities, financial and business law and regulation will be an asset to our organization,” said Roger W. Ferguson, Jr., TIAA-CREF’s President and CEO. “Throughout a distinguished career in both private legal practice and government service, Brandon has displayed superb legal knowledge, judgment, and integrity that will enable him to serve as a valued advisor, effective advocate, and member of our executive management team. I am delighted to welcome him to TIAA-CREF.”

Mr. Becker joined WilmerHale in 1996 following an 18-year career at the Securities and Exchange Commission, where he held a series of successively senior positions before becoming Director of the Division of Market Regulation and then Special Advisor to the Chairman for International Derivatives.

His professional honors include recognition as a leader in Financial Services: Broker-Dealer Regulation in the 2007 and 2008 editions of Chambers USA: America’s Leading Lawyers for Business, and inclusion in The Best Lawyers in America in the areas of securities (2008, 2006, 2005-2006), and corporate and M&A law (2006). He is a member of editorial advisory boards for International Finance, BNA’s Securities Regulation and Law Reporter, and the Journal of Investment Compliance. Mr. Becker also received the SEC Distinguished Service Award and the President’s Award for Distinguished Service.

Mr. Becker holds a BA, summa cum laude, from the University of Minnesota, a JD, magna cum laude from the University of San Diego Law School where he was Articles Editor of the San Diego Law Review, and an LLM from Columbia Law School.

About TIAA-CREF

TIAA-CREF (www.tiaa-cref.org) is a national financial services organization with $363 billion in combined assets under management (as of 12/31/08) and is the leading provider of retirement services in the academic, research, medical and cultural fields.

TIAA-CREF Individual & Institutional Services, LLC and Teachers Personal Investors Services, Inc., members FINRA, distribute securities products.

Contact:

Chad Peterson, Director, Corporate Media Relations
cpeterson@tiaa-cref.org, 1 212 916-4808 Cell: 1 917 715-9083